Exhibit 10.2

ChoiceOne Bank
109 E. Division
P.O. Box 186
Sparta, MI 49345-0186
Ph (616) 887-7366
Fax (616) 887-7990

Dear Ron,

          Following are the terms under which you will serve as interim President and Chief Executive Officer of ChoiceOne Bank and ChoiceOne Financial Services, Inc. (collectively, "ChoiceOne").

          Nature of Relationship. You will be an independent contractor and not an employee of ChoiceOne. You are not eligible for any employee benefits and will not participate in any bonus, profit-sharing or other plans of ChoiceOne. ChoiceOne is interested only in the results to be achieved, as outlined in the goals established by the Board of Directors and the conduct and control of the services to be rendered will be solely with you, subject to the provisions of this Agreement. You are responsible for all taxes on your compensation and, at ChoiceOne's request, you will present proof that you have properly reported all income from ChoiceOne for tax purposes.

          Duties. You will serve as interim President and Chief Executive Officer of ChoiceOne Bank and ChoiceOne Financial Services, Inc., and as an officer of other related affiliated entities as requested by the Board of Directors of ChoiceOne Financial Services, Inc.

          Compensation. You will be compensated as follows:

•	A per diem of $600;
•	Use of a ChoiceOne vehicle;
•	Reimbursement of all ordinary and necessary business expenses subject to proper record keeping by you; and
•

ChoiceOne will pay for your housing expenses (subject to prior approval by ChoiceOne) in the Grand Rapids/Sparta area, recognizing that you will be maintaining your home in the Cadillac, Michigan area.

          Loyalty and Confidentiality. You will be loyal to ChoiceOne and forever hold in strict confidence and not use or disclose any financial or marketing information, customer lists, or other secret or confidential information relating to the products, services, sales or business of ChoiceOne or any affiliated entity except as such disclosure or use may be required in connection with your work for ChoiceOne. Upon termination of the relationship, you will return to ChoiceOne any and all materials relating to ChoiceOne's business including, but not limited to, files, credit cards, memoranda, computers, communication devices and documents.

          Termination of Relationship. Either party may terminate this relationship with or without cause on 15 days' written notice to the other party.

          This letter contains the entire Agreement between you and ChoiceOne. Any change or addition must be in writing and signed by both parties.

          If you agree with the terms set forth in this letter, please sign where indicated below. We appreciate your efforts during this time of transition for ChoiceOne.

          Sincerely,

          s/Jon Pike
          Jon Pike
          Chairman of the Board of Directors

Accepted:

s/Ronald Swanson	November 1, 2000 date
Ronald Swanson